SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: February 10, 2004
(Date of Earliest Event Reported)

ChromaVision Medical Systems, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	Commission File: 000-22677	75-2649072 (I.R.S. Employer Identification No.)

33171 Paseo Cerveza San Juan Capistrano, California (Address of Principal Executive Offices)	92675 (Zip Code)

(949) 443-3355

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

ITEM 5. Other Events
ITEM 7. Financial Statements and Exhibits
SIGNATURE
Exhibit Index
Exhibit 99.1
Exhibit 99.2
Exhibit 99.3
Exhibit 99.4

ITEM 5. Other Events.

          On February 10, 2004 ChromaVision Medical Systems, Inc. (“ChromaVision”) issued 2,295,230 shares of its Common Stock and a warrant to purchase 229,523 shares of Common Stock at an exercise price of $2.95 per share (each subject to adjustments as set forth in the warrant) for an aggregate purchase price of $5 million in a private placement to Safeguard Delaware, Inc. (“Safeguard Delaware”), a wholly-owned subsidiary of Safeguard Scientifics, Inc. (NYSE: SFE). Safeguard Scientifics already beneficially owned a majority of the outstanding shares of Common Stock of ChromaVision prior to the transaction. As a result of the transaction its percentage of beneficial ownership increased from approximately 60% to approximately 63%. ChromaVision and Safeguard Delaware also entered into an agreement giving Safeguard Delaware certain rights to have the purchased shares registered under the Securities Act of 1933. The proceeds from the sale of the Common Stock are intended to be used for working capital purposes.

ITEM 7. Financial Statements and Exhibits.

(c) Exhibits.

99.1	Press Release dated February 10, 2004.

99.2	Securities Purchase Agreement dated February 10, 2004 between ChromaVision Medical Systems, Inc. and Safeguard Delaware, Inc.

99.3	Warrant issued February 10, 2004 by ChromaVision Medical Systems, Inc. to Safeguard Delaware, Inc.

99.4	Registration Rights Agreement dated February 10, 2004 between ChromaVision Medical Systems, Inc. and Safeguard Delaware, Inc.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ChromaVision Medical Systems, Inc.

Date: February 12, 2004	By:	/s/ Stephen T.D. Dixon
		Name:	Stephen T.D. Dixon
		Title:	Executive Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated February 10, 2004.

99.2	Securities Purchase Agreement dated February 10, 2004 between ChromaVision Medical Systems, Inc. and Safeguard Delaware, Inc.

99.3	Warrant issued February 10, 2004 by ChromaVision Medical Systems, Inc. to Safeguard Delaware, Inc.

99.4	Registration Rights Agreement dated February 10, 2004 between ChromaVision Medical Systems, Inc. and Safeguard Delaware, Inc.